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                                                                    Exhibit 99.1

  QUEPASA.COM ANNOUNCES RESULTS OF ARBITRATION WITH TELEMUNDO NETWORK GROUP LLC

PHOENIX--November 26, 2001--quepasa.com, inc. (Pink Sheets: PASA) today announced that it received a decision of the American Arbitration Association in the arbitration proceeding it initiated against Telemundo Network Group LLC (Telemundo) in February 2001. In accordance with the arbitration award, (1) Telemundo is required to return to quepasa the 600,000 shares of quepasa's common stock that it owns (representing 3.6% of quepasa's issued and outstanding capital stock), (2) quepasa does not have the right to transfer, sell or use any unused advertising credits that were issued under the original agreement between quepasa and Telemundo, (3) quepasa does not have any further duties or obligations under the agreement and (4) quepasa is required to pay (a) the administrative fees and expenses of the arbitrator in a total amount of $19,452.50 (of which $4,350.00 must be paid directly to Telemundo as fees previously advanced), and (ii) Telemundo for the attorney's fees and costs incurred in connection with the arbitration in a total amount of $202,001.40. quepasa believes that the arbitration decision is wrongly decided and is considering its options for appeal.

The statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those set forth in quepasa.com's documents filed with the Securities and Exchange Commission.

Contact information:

     quepasa.com, Inc.                  Rob Taylor(480) 949-3749